Exhibit 10.2

TIME-BASED RESTRICTED STOCK AGREEMENT

(Time-Based Vesting)

THIS TIME-BASED RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective after the close of business on the «__» day of «______», «______» (the “Effective Date”), between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and «Name» (“Employee”), an employee of Company or one of its subsidiaries.

1.    Award.

(a)    Shares. Pursuant to the Christopher & Banks Corporation 2014 Stock Incentive Plan (the “Plan”), «TB_Shares» shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), shall be issued as hereinafter provided in Employee’s name, subject to certain restrictions thereon (the “Award”).

(b)    Issuance of Restricted Shares. The Restricted Shares shall be issued upon (i) acceptance of this Agreement by Employee and (ii) satisfaction of the conditions of this Agreement. To accept the Agreement, Employee must sign and return this Agreement to the Company’s Legal Department within thirty (30) days of the Effective Date.

(c)    Plan Controls. Employee hereby agrees to be bound by all of the terms and provisions of the Plan, including any which may conflict with those contained in this Agreement. The Plan is hereby incorporated by reference into this Agreement, and this Agreement is subject in all respects to the terms and conditions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the Plan.

2.    Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)    Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). Except as provided in subsection (b) of this Section 2, in the event of termination of Employee’s employment with the Company or employing subsidiary for any reason, Employee shall, for no consideration, immediately forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.
(b)    Lapse of Forfeiture Restrictions.

(i)    Vesting Schedule. The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule, provided that Employee has been continuously employed by the Company (or any subsidiary of the Company) from the date of this Agreement through the lapse date:

Lapse Date or Dates	Number of Restricted Shares as to Which Forfeiture Restrictions Lapse on Such Dates

(ii)    Change-in-Control, Death or Disability. Notwithstanding the provisions in Section 2(b)(i), the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the earlier of (x) the occurrence of a Change-in-Control, as defined below (with such Forfeiture Restrictions lapsing immediately prior to the consummation of the Change-in-Control, provided that the consummation subsequently occurs), or (y) the date Employee’s employment with the Company is terminated by reason of death or Disability (as defined below).

(iii)    Other Termination of Employment. In the event Employee’s employment is terminated for any other reason, including Retirement (as defined below), the Company’s Compensation Committee which administers the Plan (the “Committee”) may, in the Committee’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the date of such approval or Employee’s termination date, if later.

(c)    Issuance and Custody of Certificates. The Company shall cause the Restricted Shares to be issued in Employee’s name, either by book-entry registration or issuance of a stock certificate or certificates, pursuant to which Employee shall have voting rights. Employee shall forfeit such voting rights at such time, if at all, as the Restricted Shares are forfeited pursuant to the provisions of this Agreement. While the Restricted Shares remain subject to the Forfeiture Restrictions, Employee shall not have any right to any cash dividends or other cash distributions as are distributed to stockholders of the Company with respect to the Restricted Shares. The Restricted Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear a legend evidencing the nature of the Restricted Shares, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement. If a certificate is issued, upon request of the Committee or its delegate, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions.
Upon the lapse of the Forfeiture Restrictions without forfeiture, and following payment of the applicable withholding taxes pursuant to Section 3 hereof, the Company shall cause the shares upon which Forfeiture Restrictions lapsed (less any shares withheld to pay taxes), free of the restrictions and/or legend described above, to be delivered, either by book-entry registration (i.e. electronic delivery) or in the form of a certificate or certificates, registered in Employee’s name.
Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock (whether subject to restrictions or unrestricted) may be postponed for such period of time as may be required to comply with the applicable requirements of any national securities exchange or laws. The Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Employee may elect to satisfy Employee’s tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Shares, by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company, (ii) having the Company withhold a portion of the Restricted Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company shares of Common Stock, other than Restricted Shares, that have been held by Employee for more than six (6) months having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations must be made on or before the date that the amount of tax to be withheld is determined. If not so determined by Employee, the Company shall withhold shares as described in Section 3(ii) above.

4.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ the Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of the Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of any entity that is part of the Company Group, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

5.    Restrictive Covenants and Remedies. By accepting the Award, Employee specifically agrees to the restrictive covenants contained in this Section 5 (the “Restrictive Covenants”) and Employee agrees that the Restrictive Covenants and the remedies described below are reasonable and necessary to protect the legitimate interests of the Company Group.

(a)    Confidentiality. In consideration of the Award, Employee acknowledges that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and Employee agrees, during her or his employment with the Company Group and thereafter, to maintain the confidentiality of the Company’s Group Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.

(b)    Non-Compete. During Employee’s employment, Employee shall not plan, organize or engage in any business competitive with the Company Group or any product or service marketed or planned for marketing by the Company Group or assist or work with any other person or entity to do so.

During Employee’s employment and for twelve months thereafter (the “Restricted Period”), Employee shall not, without the prior written permission of the Company’s Board, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 1% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant, agent or employee or participate in the management of any Competitor. If Employee is interested in pursuing any activity that may violate this provision, the Company encourages Employee to bring that situation to the Company’s attention so that the parties can consider and discuss in advance whether Employee’s proposed activity would violate this provision and/or whether some accommodation might be possible that would allow Employee to engage in such activity while still protecting the Company’s legitimate interests.

(c)    Non-Solicitation. During Employee’s employment and for the Restricted Period, Employee shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company or to establish a relationship with a Competitor. This Section 5(c) shall apply to the then-current employees of the Company Group and any individual who was employed by the Company at any time in the forty-five (45) day period immediately prior to Employee’s last day of employment with the Company Group.

(d)    Non-Interference. During Employee’s employment and for the Restricted Period, Employee shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Company Group to commence work on behalf of, or to establish a relationship with, a Competitor or to sever or materially alter his/her/its relationship with a member of the Company Group. The post-termination obligations of this Section 5(d) shall apply to the vendors, suppliers, sales agents and buying agents of the Company Group as of the date of Employee’s termination and at any time in the one-year period immediately prior to Employee’s termination date.

(e)    Non-Disparagement. During Employee’s employment and for the Restricted Period, Employee promises and agrees not to disparage the Company Group and the Company Group’s officers, directors, employees, products or services.

(f)    Partial Invalidity. If any portion of this Section 5 is determined by an arbitrator or a court to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator or court in such action. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(g)    Remedy for Breach. Employee agrees that a breach of any of the Restrictive Covenants would cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy. Accordingly, Employee agrees that if Employee breaches any Restrictive Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, including but not limited to restraining any such breach through arbitration. Employee further agrees that the duration of the Restrictive Covenant shall be extended by the same amount of time that Employee is in breach of that Restrictive Covenant.

(h)    Clawback and Recovery.

(x)    In the event that Employee breaches any of the Restrictive Covenants in Sections 5(a) - (e), in addition to its Remedies under Section 5(g), the Company, in its sole discretion, may take one or more of the following actions with respect to Employee’s Award (and shall, in any event, take all action required by applicable law):

(A)	cause the immediate forfeiture of the then unvested portion of Employee’s Award,

(B)	require Employee to immediately return to the Company any shares that were previously Restricted Shares that, in each case, are still under Employee’s control; and

(C)
require Employee promptly to pay to the Company an amount equal to the Fair Market Value of all shares included in Employee’s Award that are no longer under Employee’s control (as measured on the vesting date of any such formerly Restricted Shares).

(y)    The Committee shall have sole discretion to determine what constitutes the conduct described in Section 5(a)-(e) above.

(z)    In addition to the Company’s rights set forth above, Employee agrees that the Award, and the value of any portion of that Award no longer under his or her control, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including without limitation, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(i)    Conflicts with Any Severance Agreement. If the Employee has a severance agreement with the Company which contains provisions similar to those in Section 5 of this Agreement, the provisions in Section 5 of this Agreement shall govern, in case of conflict between such agreements.

6.    Section 83(b) and Consultation with Tax Advisors. Employee acknowledges that he or she may file an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the Fair Market Value of any Restricted Shares; provided that such election must be filed with the Internal Revenue Service no later than 30 days after the grant of such Restricted Shares. Employee agrees to seek the advice of her or his own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Shares under federal, state, and any other laws that may be applicable.

Employee also acknowledges that the grant, vesting or any payment with respect to the Award, and the sale or other taxable disposition of the shares acquired as a result of the Award may have tax consequences under federal, state, local or international tax laws. Employee further acknowledges that he or she is relying solely on his or her own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Employee understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting or any payment with respect thereto, and the sale or other taxable disposition of the shares acquired pursuant to the Award, are solely his or her responsibility without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse him or her for such taxes.

7.    Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, in a delegate to the extent of such delegation, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

8.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee permitted under the terms of the Plan.

9.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

10.    Arbitration. Employee and the Company agree that any controversy, claim or dispute arising out of or relating to this Agreement (other than Section 5 hereof) or the breach of any of its terms shall be resolved by final and binding arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by Employee and the Company. Nothing in this Section 10 shall preclude the Company from pursuing a court action to obtain a temporary restraining order or a preliminary injunction relating to the alleged breach of any of the Restrictive Covenants set forth in Section 5. The agreement to arbitrate shall continue in full force and effect despite the expiration or termination of this Award or Employee’s employment relationship with the Company or any of its Affiliates. Employee and the Company agree that any award rendered by the arbitrator must be in writing and include the findings of fact and conclusions of law upon which it is based, shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to Employee or the Company or any of its Affiliates had the matter been heard in court. All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by Employee and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by Employee and the Company unless otherwise mutually agreed or the law provides otherwise.

11.    Definitions.
(a)    “Cause” for purposes of this Agreement shall mean (i) any fraud, misappropriation or embezzlement by Employee in connection with or affecting the business of the Company Group, (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Employee, (iii) any gross neglect or persistent neglect by Employee to perform the duties assigned to Employee or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company Group, (iv) any material breach of Section 5 of this Agreement, or (v) any material violation of the Company Group’s written policies, procedures or the Company’s Code of Conduct. In connection with clauses (iii) - (v), the Company shall not terminate Employee for Cause until after Employee shall first have received a written notice from the Company’s Chief Executive Officer or the Board that summarizes and reasonably describes the manner in which Employee has grossly or persistently neglected his or her duties, engaged in an act reasonably expected to cause substantial economic or reputational injury, materially breached Section 5 of the Agreement, or materially violated a Company policy, procedure or the Company’s Code of Conduct (the “Event”) and, to the extent the Event is capable of being cured, Employee shall have fourteen (14) calendar days from the date notice of the Event is delivered to Employee (via electronic mail, regular mail, in person or otherwise) to cure the same, but the Company is not required to give written notice of, nor shall Employee have a period to cure the same or any similar failure, which was the subject of an earlier written notice to Employee under this Section 11(a).
(b)    “Change-in-Control” for purposes of this Agreement shall mean a Change-in-Control as defined in Section 6(g)(viii) of the Plan.

(c)    “Competitor” means any of the following women’s specialty apparel companies: Ascena Retail Group, Inc.; Chicos FAS, Inc.; Coldwater Creek, Inc.; J. Jill, Inc.; New York & Co., Inc.; and The Talbots, Inc. as well as any other company where the percent of such company’s annual revenues for their most recently completed fiscal year associated with sales of women’s apparel and accessories to the Company’s customer demographic exceeds 25% of such company’s overall annual revenues for that fiscal year. “Competitor” shall also include: (x) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in this Section 11(c); and (y) any person, business, or entity where a substantial portion of Employee’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Section 11(c).
(d)    “Company Group” means collectively Christopher & Banks Corporation and its subsidiaries.
(e)    “Confidential Information” means any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized relating to trade secrets, customer lists, records and other information regarding customers, financial information, records, ledgers and information, purchase orders, agreements and related data, business development and strategic plans, products and technologies, manufacturing costs, sales and marketing plans, personnel and employment records, files, data and policies (regardless of whether the information pertains to Employee or other employees of the Company Group), business operations and related data, formulae, and computer records, know-how, research, technical information, copyrighted material, and any other confidential or proprietary data and information which Employee encounters during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group. Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by Employee or is publicly disclosed by the Company Group.
(f)    “Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan then maintained by the Company or the employing subsidiary.
(g)    “Retirement” shall mean the Employee’s voluntary or involuntary (other than for Cause) termination of his or her employment relationship with the Company on a date upon which the sum of Employee’s age and number of years of employment with the Company Group equals or exceeds sixty-five (65) years.

12.    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof or thereof.

13.    Notices. For purpose of this Agreement, notices and all other communications provided for or contemplated by the Agreement, shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed via United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

2400 Xenium Lane North
Plymouth, Minnesota 55441
Attention: General Counsel

and in the case of Employee, to Employee at the most current address shown on the Company Group’s employment records. Either party may designate a different address by giving written notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

14.    Electronic Delivery of Shares. The Employee hereby consents and agrees to the electronic delivery of shares of the Company’s Common Stock per the terms of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY OMITTED; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:

Title:

EMPLOYEE

Signed:
[Name]